EXHIBIT 23.4

Consent of Clyde L. Smith, Ph.D.

I hereby consent to the use of my Report dated April 16, 2007, with respect to an explanation of the work conducted on the El Capitan Gold-Platinum Project and summarizing the results of the geologic investigations,  in the Registration Statement on Form S-4, #333-170281, and related proxy statement/prospectus of El Capitan Precious Metals, Inc. and Gold and Minerals Company, Inc. filed with the Securities and Exchange Commission (“SEC”), and any reference to me as an expert therein, with respect to the information contained in such Report.

In giving this consent, the undersigned does not admit that he is within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

/s/ Clyde L. Smith
Clyde L. Smith, Ph.D.

November 9, 2010